UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2023

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road,
Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2023, Penske Automotive Group, Inc. ( “we,” “us” or the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Penske Investments Limited Partnership, a Nevada partnership owned by entities affiliated with our Chair and Chief Executive Officer Roger S. Penske (“PILP”), to acquire all of the issued and outstanding capital stock of Don Allen Auto Service, Inc., a Massachusetts corporation (the “Dealership Entity”), for a purchase price of $12,340,000 in cash (the “Purchase Price”), subject to certain adjustments. The Dealership Entity owns Don Allen Ford Nantucket and Don Allen Chrysler Dodge Jeep Ram (the “Dealerships”) located in Nantucket, MA, as well as associated real property. Under the terms of the Purchase Agreement, the Purchase Price may be increased or decreased after the closing based on the finally determined net worth of the Dealership Entity as of the closing date compared to a net worth target based on the Dealership Entity’s historical assets and liabilities. The Company has retained a $650,000 holdback from the Purchase Price to account for potential adjustments to the Purchase Price.

The closing of the transactions contemplated by the Purchase Agreement is subject to customary conditions, including (i) receipt of approval of the transactions by certain automotive manufacturers, (ii) receipt of certain governmental approvals and licenses and (iii) the absence of a material adverse change affecting the Dealerships or the Dealership Entity’s real property. The Purchase Agreement also contains certain termination rights of both the Company and PILP. We expect to close on the transactions contemplated by the Purchase Agreement in the first quarter of 2024.

The Purchase Agreement contains customary representations and warranties made by each of the Company and PILP. The Company and PILP have also agreed to various covenants in the Purchase Agreement, including covenants by PILP to conduct the operations of the Dealership Entity and the Dealerships in the ordinary course of business consistent with past practice prior to closing and customary non-solicitation and non-competition covenants. The Company and PILP have agreed to indemnify one another against certain incurred losses, subject to customary exceptions and limitations.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and is incorporated herein by reference.

Related Party Disclosure.

PILP is an investment entity owned by entities affiliated with our Chair and Chief Executive Officer, Roger S. Penske. The Company and PILP are also both affiliates of Penske Corporation and PTS (as defined below). The following disclosure provides a brief description of certain related party arrangements between us, Penske Corporation and PTS. For additional disclosure, see the “Related Party Transactions” section of our proxy statement filed on March 27, 2023, which is incorporated herein by reference.

Stockholders Agreement. Entities affiliated with Roger S. Penske are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske companies”).

Pursuant to the stockholders agreement, which expires March 26, 2030, in connection with any shareholder election of directors of the Company, the Penske companies agreed to vote their shares for two directors who are representatives of Mitsui as long as Mitsui owns in excess of 20% of our outstanding common stock, and for one director as long as Mitsui owns in excess of 10% of our outstanding common stock. Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. We and Mitsui have agreed that Mitsui has a right to (1) an observer at all of our Board of Directors meetings so long as Mitsui owns at least 2.5% of our outstanding common stock, and (2) designate a senior executive so long as Mitsui owns at least 10% of our outstanding common stock.

Registration Rights Agreements. Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. The Vice Chair of our Board of Directors, Greg Penske, is the son of our CEO, Roger S. Penske, and Greg Penske also serves as a director of Penske Corporation. Robert H. Kurnick, Jr., our President and a Director, is also the Vice Chair and a Director of Penske Corporation. Mr. Denker, our Executive Vice President – Human Resources, is the President of Penske Corporation. Mr. Eisenson, one of our directors, is a director of Penske Corporation. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service to our Company.

Penske Transportation Solutions. We hold a 28.9% ownership interest in Penske Truck Leasing Co., L.P (“PTL”). PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30.0% by Mitsui. Penske Transportation Solutions (“PTS”) is the universal brand name for PTL’s various business lines through which it is capable of meeting customers’ needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistic services such as dedicated contract carriage, distribution center management, freight management and dry van truckload carrier services.

The PTS partnership agreement, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. In February 2023, we amended the PTS partnership agreement to augment PTS’s governance and implement an eleven member Advisory Board. We retain the right to appoint one Advisory Board member and acquired the right to an observer for any Board committees. Mr. Kurnick, our President, serves as our representative. Lisa Davis, one of our directors, was also appointed to the Advisory Board. We continue to have the right to pro rata quarterly distributions equal to at least 50% of PTS’s consolidated net income and have minority rights which require our and/or Mitsui’s consent for certain actions taken by PTS as specified in the partnership agreement.

We may transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner. We and Penske Corporation have previously agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we will be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTS has agreed to indemnify the general partner for any actions in connection with managing PTS, except those taken in bad faith or in violation of the partnership agreement.

The partnership agreement allows Penske Corporation to give notice to require PTS to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and, beginning in 2025, we and Mitsui continue to have a similar right to require PTS to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable.

Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Jet, a division of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost, or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $4.9 million paid by us in 2022.

We are party to a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding common stock and we adhere to the other terms of the license agreement.

From time to time, we enter into arrangements with PTS and/or other Penske Corporation affiliates and third-party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTS at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTS (in 2022 principally consisting of purchases of $43.4 million of trucks and parts by PTS from our Premier Truck Group (“PTG”) subsidiaries, and purchases of $2.0 million of used trucks and towing services by PTG from PTS).

We and Penske Corporation share a joint corporate office which we purchased in 2021. We subsequently entered into a ten-year lease with Penske Corporation for the office space it uses in the corporate building based on a triple net per square foot basis which is subject to change from year to year, which also includes one five-year option. In 2022, Penske Corporation paid us $776,768 pursuant to that lease.

In January 2023, we signed an agreement with Dr. Ing. h.c. F, Porsche Aktiengesellschaft (“Porsche”) to be a sponsor of the Porsche Penske Motorsport Program, a collaboration between Porsche and Penske Racing, with a three year term at a cost of approximately $4.0 million per year. The agreement provides us the benefits of being a sponsor of the Porsche Penske Motorsport racing team in the IMSA WeatherTech SportsCar Championship and FIA World Endurance Championship, including certain marketing, branding and promotional rights. The agreement also provides us with the opportunity to share motorsport experiences with our customers, including through hospitality packages, Porsche driving experiences, and access to Porsche’s global customer experience centers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

December 22, 2023	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President